Exhibit 99.1

STORE Capital Announces Third Quarter 2021 Operating Results

Raises 2021 AFFO Per Share Guidance; Introduces 2022 Guidance

SCOTTSDALE, Ariz., November 4, 2021 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter ended September 30, 2021.

Highlights

For the quarter ended September 30, 2021:

◾	Total revenues of $199.1 million
◾	Net income of $75.9 million, or $0.28 per basic and diluted share, including an aggregate net gain of $10.7 million on dispositions of real estate
◾	AFFO of $140.3 million, or $0.52 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.385
◾	Invested $411.7 million in 75 properties at a weighted average initial cap rate of 7.4%
◾	Raised $18.9 million in net proceeds from the sale of approximately 0.5 million common shares under the Company’s at-the-market equity program

For the nine months ended September 30, 2021:

◾	Total revenues of $573.4 million
◾	Net income of $193.3 million, or $0.72 per basic and diluted share, including an aggregate net gain of $32.3 million on dispositions of real estate
◾	AFFO of $401.2 million, or $1.49 per basic and diluted share
◾	Declared regular cash dividends per common share aggregating $1.105
◾	Invested $1.0 billion in 236 properties at a weighted average initial cap rate of 7.7%
◾	Raised $188.4 million in net proceeds from the sale of approximately 5.7 million common shares under the Company’s at-the-market equity program
◾	Issued $515.0 million of long-term fixed rate notes, at a weighted average interest rate of 2.8%, under STORE’s Master Funding secured debt program in June 2021; the issuance included $337.0 million of AAA rated notes

Management Commentary

“We delivered strong results in the third quarter - originating $412 million of acquisition volume - as our customers, both existing and new, turned their attention to growth initiatives following the pandemic,” said Mary Fedewa, Chief Executive Officer of STORE Capital. “Our portfolio is in great shape, and we expect to deliver another year of strong growth and returns in 2021. Based on our year-to-date performance and outlook, we are reaffirming our net acquisition guidance of $1.0 billion to $1.2 billion and raising our 2021

STORE Capital Corporation

AFFO per share guidance range to $1.98 to $2.00; as well as introducing our 2022 AFFO per share guidance range of $2.15 to $2.20, representing 9.3% growth based on the midpoints for both years.”

Financial Results

COVID-19 Update

Since early 2020, the world has been impacted by the pandemic. At various times, COVID-19 and measures to prevent its spread have affected the Company by impacting its tenants’ businesses and their ability to pay rent. As restrictions have lifted, the Company’s tenants have increased their business activity and their ability to make rent payments. Essentially all of the Company’s properties are open for business and the Company’s collections of monthly rent and interest have returned to pre-pandemic levels. The Company continues to closely watch for unpredictable factors that could impact its business going forward, including governmental, business and individual actions in response to the pandemic, including the vaccination process (and related government mandates), the impact of COVID-19 variants, and the overall impact on broad economic activity.

Total Revenues

Total revenues were $199.1 million for the third quarter of 2021, an increase of 13.6% from $175.2 million for the third quarter of 2020.

Total revenues for the first nine months of 2021 were $573.4 million, an increase of 10.0% from $521.4 million for the first nine months of 2020. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $9.3 billion in gross investment amount representing 2,587 property locations and 511 customers at September 30, 2020 to $10.3 billion in gross investment amount representing 2,788 property locations and 538 customers at September 30, 2021.

Net Income

Net income was $75.9 million, or $0.28 per basic and diluted share, for the third quarter of 2021, as compared to $54.6 million, or $0.21 per basic and diluted share, for the third quarter of 2020. Net income for the third quarter of 2021 included an aggregate net gain on dispositions of real estate of $10.7 million, as compared to an aggregate net gain on dispositions of real estate of $3.5 million for the same period in 2020.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the nine months ended September 30, 2021 was $193.3 million, or $0.72 per basic and diluted share, as compared to $157.9 million, or $0.63 per basic and diluted share, for the nine months ended September 30, 2020. Net income for the first nine months of 2021 included an aggregate net gain on dispositions of real estate of $32.3 million, as compared to an aggregate net gain on dispositions of real estate of $6.8 million for the same period in 2020.

Adjusted Funds from Operations (AFFO)

AFFO increased to $140.3 million, or $0.52 per basic and diluted share, for the third quarter of 2021, as compared to AFFO of $119.1 million, or $0.47 per basic and $0.46 per diluted share, for the third quarter of 2020. AFFO for the nine months ended September 30, 2021 was $401.2 million, or $1.49 per basic and

STORE Capital Corporation

diluted share, an increase from $347.8 million, or $1.39 per basic and diluted share, for the nine months ended September 30, 2020.

AFFO for the three- and nine-month periods in 2021 rose primarily as a result of net additional rental revenues and interest income generated by growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.385 for the third quarter ended September 30, 2021, representing a 6.9% increase over the quarterly cash dividend per common share declared for the prior quarter. This dividend, totaling $104.8 million, was paid on October 15, 2021 to stockholders of record on September 30, 2021.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $411.7 million of gross investments representing 75 property locations during the third quarter of 2021. These origination and other activities resulted in the creation of 16 new customer relationships. The investments had a weighted average initial cap rate of 7.4%. Total investment activity for the first nine months of 2021 was $1.0 billion representing 236 property locations with a weighted average initial cap rate of 7.7%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the first nine months of 2021, the weighted average stated lease escalation cap was 1.9%.

Disposition Activity

During the nine months ended September 30, 2021, the Company sold 82 properties and recognized an aggregate net gain on the disposition of real estate of $32.3 million; 25 of these 82 properties were sold in the third quarter for an aggregate net gain of $10.7 million. For the nine months ended September 30, 2021, net proceeds from the disposition of real estate aggregated $270.9 million as compared to an aggregate original investment amount of $279.6 million. The Company also collected $1.8 million in lease termination fees in connection with property sales in the third quarter of 2021.

Portfolio

At September 30, 2021, STORE Capital’s real estate portfolio totaled $10.3 billion. Approximately 94% of the portfolio represents commercial real estate properties subject to long-term leases, 6% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. The weighted average non-cancelable remaining term of the leases at September 30, 2021 was approximately 13.5 years with leases representing approximately 3.5% of the portfolio scheduled to expire in the next five years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of September 30, 2021
Investment property locations	2,788
States	49
Customers	538
Industries in which customers operate	119
Proportion of portfolio from direct origination	~80%
Contracts on STORE's form*(1)	96%
Investment portfolio subject to Master Leases*(2)	94%
Average investment amount/replacement cost (new)(3)	80%
Weighted average annual lease escalation(4)	1.8%
Weighted average remaining lease contract term	~13.5 years
Occupancy(5)	99.4%
Properties not operating but subject to a lease(6)	1.4%
Investment locations subject to a ground lease(7)	0.9%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(8)	2.4x/3.0x
Contracts rated investment grade(9)	~72%

*	Based on base rent and interest.
(1)	Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.
(2)	Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(3)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(4)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(5)	The Company defines occupancy as a property being subject to a lease or loan contract. As of September 30, 2021, 16 of the Company’s properties were vacant and not subject to a contract.
(6)	Represents the percentage (based on the number of locations) of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(7)	Represents the percentage (based on the number of locations) of the Company’s investment locations that are subject to a ground lease.
(8)	STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4-Wall coverage ratios were 3.4x and 4.4x, respectively.
(9)	Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade; amount disclosed represents the average since the inception of the Company. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties. As of September 30, 2021, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody’s Analytics RiskCalc rating scale. Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

In October 2021, S&P Global Ratings raised its outlook to positive from stable and affirmed its ‘BBB’ issuer credit rating on the Company.

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2020 and terminated its previous program. During the third quarter of 2021, the Company sold an aggregate of approximately 0.5 million common shares at a weighted average share price of $35.98 and raised approximately $18.9 million in net proceeds after the payment of sales agents’ commissions and offering expenses. For the nine months ended September 30, 2021, the Company sold an aggregate of approximately 5.7 million common shares at a weighted average share price of $33.82 and raised approximately $188.4 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In June 2021, the Company amended its unsecured revolving credit facility with its group of banks. The amended facility provides the Company immediate access to a $600 million unsecured, revolving credit facility and expanded the accordion feature from $800 million to $1.0 billion for a total maximum borrowing capacity of $1.6 billion; the amendment also reduced the interest rate on LIBOR-based borrowings by 15 basis points to LIBOR plus 85 basis points. The amended credit facility matures in June 2025 and includes two six-month extension options, subject to certain conditions.

In late June 2021, certain of the Company’s consolidated special purpose entities issued the tenth series, Series 2021-1, of seven- and twelve-year, net-lease mortgage notes under the Company’s STORE Master Funding debt program, separated into four classes as summarized below.

Note Class	Rating	Amount (in millions)	Coupon Rate	Term	Maturity Date
Class A-1	AAA	$168.5	2.12%	7 years	June 2028
Class A-2	AAA	168.5	2.96%	12 years	June 2033
Class A-3	A+	89.0	2.86%	7 years	June 2028
Class A-4	A+	89.0	3.70%	12 years	June 2033
Total/Weighted Average Coupon		$515.0	2.80%

As part of this issuance, the Company prepaid, without penalty, $86.7 million of STORE Master Funding Series 2013-1 Class A-2 notes in May 2021 and $83.3 million of STORE Master Funding Series 2013-2 Class A-2 notes in July 2021; the two prepaid note classes bore a weighted average interest rate of 4.98%. A portion of the net proceeds from the issuance was also used to pay down balances on the Company’s revolving credit facility with the remainder of the proceeds representing new incremental term borrowings.

2021 Guidance

The Company is raising its 2021 AFFO per share guidance from a range of $1.94 to $1.97 to a range of $1.98 to $2.00 and is maintaining its expected 2021 annual real estate acquisition volume guidance, net of projected property sales, at $1.0 billion to $1.2 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.88 to $0.90 per share, plus $0.97 per share of expected real estate depreciation and amortization, plus approximately $0.13 per share related to noncash items. The AFFO per share guidance is based on a weighted average initial cap rate for 2021 acquisitions of 7.5%.

STORE Capital Corporation

2022 Guidance

The Company currently expects 2022 AFFO per share to be within a range of $2.15 to $2.20, based on the Company’s current projections for net real estate acquisitions for the remainder of 2021 plus projected 2022 annual real estate acquisition volume, net of projected property sales, of $1.1 billion to $1.3 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $1.01 to $1.05 per share, plus $1.03 to $1.04 per share of expected real estate depreciation and amortization, plus approximately $0.11 per share related to noncash items. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss third quarter ended September 30, 2021 operating results and answer questions.

●	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
●	Conference call replay available through November 18, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
●	Replay access code: 10160821
●	Live and archived webcast: https://ir.storecapital.com/news-results/webcasts/default.aspx

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,750 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking

STORE Capital Corporation

statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

STORE Capital Corporation

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Megan McGrath, 310-622-6248

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	(unaudited)		(unaudited)
Revenues:
Rental revenues	$184,083	$163,325	$533,575	$482,669
Interest income on loans and financing receivables	12,973	11,021	37,196	34,374
Other income	2,069	877	2,661	4,357
Total revenues	199,125	175,223	573,432	521,400

Expenses:
Interest	43,367	42,090	126,904	127,816
Property costs	4,267	3,309	14,098	14,603
General and administrative	17,456	14,729	58,551	35,742
Depreciation and amortization	67,123	61,119	195,725	180,753
Provisions for impairment	3,400	2,772	17,350	10,972
Total expenses	135,613	124,019	412,628	369,886
Other income:
Net gain on dispositions of real estate	10,721	3,537	32,271	6,814
Income from non-real estate, equity method investment	1,872	—	804	—
Income before income taxes	76,105	54,741	193,879	158,328
Income tax expense	169	111	552	438
Net income	$75,936	$54,630	$193,327	$157,890

Net income per share of common stock - basic and diluted:	$0.28	$0.21	$0.72	$0.63

Weighted average common shares outstanding:
Basic	271,273,253	255,308,189	269,329,141	248,999,635
Diluted	271,273,253	255,610,628	269,329,141	248,999,635

Dividends declared per common share	$0.385	$0.36	$1.105	$1.06

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2021	December 31, 2020
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$3,025,429	$2,807,153
Buildings and improvements	6,565,092	6,059,513
Intangible lease assets	54,971	61,634
Total real estate investments	9,645,492	8,928,300
Less accumulated depreciation and amortization	(1,098,560)	(939,591)
	8,546,932	7,988,709
Real estate investments held for sale, net	26,553	22,304
Operating ground lease assets	33,653	34,683
Loans and financing receivables, net	649,414	650,321
Net investments	9,256,552	8,696,017
Cash and cash equivalents	37,018	166,381
Other assets, net	131,428	141,942
Total assets	$9,424,998	$9,004,340

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$109,000	$—
Unsecured notes and term loans payable, net	1,411,239	1,509,612
Non-recourse debt obligations of consolidated special purpose entities, net	2,517,136	2,212,634
Dividends payable	104,801	95,801
Operating lease liabilities	38,499	39,317
Accrued expenses, deferred revenue and other liabilities	131,931	131,198
Total liabilities	4,312,606	3,988,562

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 272,211,360 and 266,112,676 shares issued and outstanding, respectively	2,722	2,661
Capital in excess of par value	5,682,456	5,475,889
Distributions in excess of retained earnings	(570,560)	(459,977)
Accumulated other comprehensive loss	(2,226)	(2,795)
Total stockholders’ equity	5,112,392	5,015,778
Total liabilities and stockholders’ equity	$9,424,998	$9,004,340

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	(unaudited)		(unaudited)

Net income	$75,936	$54,630	$193,327	$157,890
Depreciation and amortization of real estate assets	67,061	61,051	195,542	180,528
Provision for impairment of real estate	3,400	2,000	15,350	10,200
Net gain on dispositions of real estate	(10,721)	(3,537)	(32,271)	(6,814)
Funds from Operations (1)	135,676	114,144	371,948	341,804

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(2,277)	(3,354)	(6,256)	(7,278)
Construction period rent deferrals	980	466	2,717	1,402
Amortization of:
Equity-based compensation	6,467	2,744	24,161	1,645
Deferred financing costs and other (2)	2,698	2,082	7,396	6,310
Lease-related intangibles and costs	626	769	2,413	2,298
Provision for loan losses	—	772	2,000	772
Lease termination fees	(1,785)	(350)	(1,785)	(587)
Capitalized interest	(191)	(175)	(609)	(500)
Executive severance costs	—	1,980	—	1,980
Income from non-real estate, equity method investment	(1,872)	—	(804)	—
Adjusted Funds from Operations (1)	$140,322	$119,078	$401,181	$347,846

Dividends declared to common stockholders	$104,801	$94,085	$299,812	$268,195

Net income per share of common stock: (3)
Basic and Diluted	$0.28	$0.21	$0.72	$0.63
FFO per share of common stock: (3)
Basic and Diluted	$0.50	$0.45	$1.38	$1.37
AFFO per share of common stock: (3)
Basic	$0.52	$0.47	$1.49	$1.39
Diluted	$0.52	$0.46	$1.49	$1.39

(1)	FFO and AFFO for the three and nine months ended September 30, 2021, include approximately $0.8 million and $5.8 million, respectively, of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic; the Company accounts for these deferral arrangements as rental revenue and a corresponding increase in receivables. For the three and nine months ended September 30, 2021, FFO and AFFO exclude $8.0 million and $19.2 million, respectively, collected under these short-term deferral arrangements. For the three and nine months ended September 30, 2020, FFO and AFFO include approximately $13.0 million and $51.2 million, respectively, of net revenue subject to the short-term deferral arrangements. For both the three and nine months ended September 30, 2020, FFO and AFFO exclude $1.3 million collected under these short-term deferral arrangements.
(2)	For the three and nine months ended September 30, 2021, includes $0.6 million and $1.1 million, respectively, of accelerated amortization of deferred financing costs related to the prepayment of debt.
(3)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2021

Real Estate Portfolio Information

As of September 30, 2021, STORE Capital’s total investment in real estate and loans approximated $10.3 billion, representing investments in 2,788 property locations, substantially all of which are profit centers for its customers. The Company’s real estate portfolio is highly diversified. The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2021, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2021, the Company’s property locations were operated by 538 customers. The largest single customer represented 3.1% of base rent and interest and the top ten customers totaled 18.7% of base rent and interest. STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the approximately 830 concepts represented in the Company’s investment portfolio as of September 30, 2021, the largest single concept represented 2.3% of base rent and interest; more than 85% of base rent and interest consists of concepts each representing less than 1% of base rent and interest.

The following table identifies STORE Capital’s ten largest customers as of September 30, 2021:

	% of
	Base Rent and	Number of
Customer	Interest	Properties
LBM Acquisition, LLC (Building materials distribution)	3.1%	156
Spring Education Group Inc. (Stratford School/Nobel Learning Communities)	2.9	27
Fleet Farm Group LLC	2.3	9
Cadence Education, Inc. (Early childhood/elementary education)	2.0	65
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.6	25
CWGS Group, LLC (Camping World/Gander Outdoors)	1.5	20
Great Outdoors Group, LLC (Cabela's)	1.4	9
American Multi-Cinema, Inc.	1.4	14
Zips Holdings, LLC	1.3	43
At Home Stores LLC	1.2	11
All other (528 customers)	81.3	2,409
Total	100.0%	2,788

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2021

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 80 industry groups as of September 30, 2021:

			Building
	% of		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	7.1%	348	2,411
Restaurants – limited service	5.3	400	1,290
Early childhood education	6.3	262	2,756
Automotive repair and maintenance	5.2	207	1,115
Health clubs	5.2	90	3,085
Pet care	3.5	183	1,732
Lumber and construction materials wholesalers	3.5	167	6,865
Movie theaters	3.4	36	1,790
Behavioral Health	3.3	79	1,441
Family entertainment	3.1	40	1,566
Medical and dental	2.8	121	1,253
Elementary and secondary schools	2.7	15	799
Logistics	2.1	33	4,188
Equipment sales and leasing	1.8	49	1,260
Wholesale automobile auction	1.2	8	428
Metal and mineral merchant wholesalers	1.0	26	2,152
All other service (23 industry groups)	8.3	201	12,293
Total service	65.8	2,265	46,424
Service-Oriented Retail:
Furniture	3.1	59	3,414
Farm and ranch supply	3.0	41	4,136
Recreational vehicle dealers	2.1	30	1,246
Used car dealers	1.5	27	274
Hunting and fishing	1.4	8	631
Home furnishings	1.2	11	1,262
New car dealers	1.2	14	505
All other retail (11 industry groups)	1.7	50	2,207
Total service-oriented retail	15.2	240	13,675
Manufacturing:
Metal fabrication	5.2	97	11,965
Food processing	2.7	26	3,087
Plastic and rubber products	1.7	19	3,130
Automotive parts and accessories	1.6	22	4,051
Furniture manufacturing	1.3	12	2,980
Aerospace product and parts	1.1	23	1,736
Electronics equipment	0.9	11	1,006
All other manufacturing (16 industry groups)	4.5	73	8,059
Total manufacturing	19.0	283	36,014
Total	100.0%	2,788	96,113

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2021

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Hawaii. The following table details the top ten geographical locations of the properties as of September 30, 2021:

	% of
	Base Rent and	Number of
State	Interest	Properties
Texas	11.2%	333
California	6.1	80
Illinois	5.9	177
Georgia	5.5	161
Florida	5.2	155
Ohio	5.2	142
Wisconsin	5.1	77
Arizona	4.6	92
Tennessee	3.5	115
Minnesota	3.4	87
All other (39 states) (1)	44.3	1,369
Total	100.0%	2,788

(1)	Includes one property in Ontario, Canada which represents less than 0.1% of base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2021, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 94% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 3.5% of base rent and interest will expire in the next five years (before 2026). The following table sets forth the schedule of lease, loan and financing receivable expirations as of September 30, 2021:

	% of
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
Remainder of 2021	0.4%	17
2022	0.3	10
2023	1.1	10
2024	0.6	22
2025	1.1	24
2026	1.4	51
2027	1.8	53
2028	3.1	67
2029	5.5	168
2030	3.7	147
Thereafter	81.0	2,203
Total	100.0%	2,772

(1)	Expiration year of contracts in place as of September 30, 2021, excluding any tenant renewal option periods.
(2)	Excludes 16 properties that were vacant and not subject to a lease as of September 30, 2021.